Exhibit   99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2007 Financial Results

—Company Provides Business Update and Fiscal Year 2008 Financial Guidance—

CAMBRIDGE, MA, August 9, 2007—ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period and fiscal year ended June 30, 2007.

Mitchel Sayare, Chairman and CEO, commented, “We’re seeing a marked increase in the momentum behind compounds that make use of our TAP technology. Last week, both our huC242-DM4 and Genentech’s trastuzumab-DM1 started Phase II testing, and in the coming months, we expect to have the data needed to determine the next steps in the clinical development of our huN901-DM1 compound. Over the next twelve months, we expect new clinical data to be reported with a number of TAP compounds and an additional two to four compounds to advance into clinical testing.”

For the three-month period ended June 30, 2007, ImmunoGen reported a net loss of $4.5 million, or $0.11 per basic and diluted share, compared to a net loss of $6.6 million, or $0.16 per basic and diluted share, for the same period last year. For the fiscal year ended June 30, 2007, ImmunoGen reported a net loss of $19.0 million, or $0.45 per basic and diluted share, compared to a net loss of $17.8 million, or $0.43 per basic and diluted share, for the fiscal year ended June 30, 2006.

Revenues for the three-month period ended June 30, 2007 were $8.5 million, compared to $8.4 million for the same quarter last year. The fourth quarter fiscal 2007 revenues include $6.8 million of research and development support fees, compared to $5.7 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under ImmunoGen’s development and license agreements with other of its collaborative partners. The fourth quarter 2007 and 2006 revenues each include

$1.3 million of license and milestone fees. The fourth quarter fiscal 2007 revenues also include $0.5 million of clinical material reimbursement, compared to $1.4 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to its collaborators. The lower clinical material reimbursement revenue for the fourth quarter fiscal 2007 compared with the same period in the prior year was primarily due to the timing of batch acceptance by its collaborators.

Revenues for the fiscal year ended June 30, 2007 were $38.2 million, compared to $32.1 million for the fiscal year ended June 30, 2006. Revenues for the 2007 fiscal year include $25.5 million of research and development support fees, compared to $21.8 million for the same period last year. The increase in research and development support fees was substantially a result of activities ImmunoGen performed during the year under three development agreements entered into at the end of fiscal 2006 and the beginning of the 2007 year. Also included in the revenues for the 2007 fiscal year are $7.6 million of license and milestone fees, compared to $7.2 million for fiscal 2006. Further, 2007 fiscal year revenues include $5.1 million of clinical material reimbursement, compared to $3.1 million for fiscal 2006. The higher clinical material reimbursement revenue for the 2007 fiscal year compared with the prior year was because ImmunoGen provided more batches and related materials to its collaborators in the current year than in the prior year due to timing and the amount of materials needed to support collaborator programs.

Operating expenses for the three-month period ended June 30, 2007 were $13.9 million, compared to $15.9 million in the same period last year. Fourth quarter fiscal 2007 operating expenses include research and development expenses of $10.7 million, compared to $12.4 million for the same quarter last year. The change in research and development expenses for the quarter ended June 30, 2007 versus the prior-year period was driven primarily by a decrease in contract service expense of $3.1 million, which was primarily due to a decrease in antibody costs incurred during the current period, and was also due to a decrease in development costs with contract manufacturing organizations related to the potential production of later-stage materials. Partially offsetting this decrease for the three-month period ended June 30, 2007, salaries and related expenses increased $0.9 million during the current quarter. This increase in salaries and related expenses was principally in conjunction with expanded research and development activity on both new and ongoing collaboration programs. The cost of clinical materials reimbursed was $0.3 million in the quarter ended June 30, 2007, compared to $0.9 million for the same quarter last year. The fourth quarter fiscal 2007 operating expenses also include general and administrative expenses of $2.8 million, compared to $2.6 million for the same quarter last year.

Operating expenses for the fiscal year ended June 30, 2007 were $60.4 million, compared to $53.5 million for the fiscal year ended June 30, 2006. Included in the operating expenses for fiscal 2007 are research and development expenses of $45.8 million, compared to $40.9 million for the 2006 fiscal year. The change in research and development expenses for the year ended June 30, 2007 compared to the prior year was driven primarily by an increase in salaries and related expenses of $3.3 million. This increase in salaries and related expenses was principally in conjunction with expanded research and development activity on both new and ongoing collaboration programs; it also includes approximately $0.5 million in severance costs related to the departure of two senior employees, partially offset by the vacancies in those positions for the balance of the year. The increase in research and development expenses for the year ended June 30, 2007 over the prior year was also due to an increase in contract service expenses of $1.6 million, which was substantially due to higher development costs with contract manufacturing organizations related to the potential production of later-stage materials. The cost of clinical materials reimbursed was $3.6 million in the fiscal year ended June 30, 2007, compared to $2.7 million for the fiscal year ended June 30, 2006. Operating expenses for the 2007 fiscal year also include general and administrative expenses of $11.0 million, compared to $9.9 million for the 2006 fiscal year. General and administrative expenses increased primarily as a result of increases in salaries and related expenses, directors’ fees, patent costs, consulting fees, and legal fees.

Other income, consisting primarily of interest income, was $0.8 million in the three-month period ended June 30, 2007, compared to $0.9 million for the same period last year, and was $3.3 million in the fiscal year ended June 30, 2007, compared to $3.6 million for the fiscal year ended June 30, 2006.

ImmunoGen had approximately $59.7 million in cash and marketable securities as of June 30, 2007, compared with $75.0 million as of June 30, 2006, and had no debt outstanding in either period. During the 2007 fiscal year, cash used in operations was $15.8 million, compared to $14.3 million during the 2006 fiscal year. Capital expenditures were $2.0 million and $2.1 million for the fiscal years ended June 30, 2007 and 2006, respectively.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year 2008 to be between $30 and $33 million, cash used in operations to be between $30 and $33 million, and capital expenditures of $8 to $9 million.

“We continue to closely manage our spending while advancing our own compounds,” stated Daniel Junius, Executive Vice President, Finance, and CFO. “We ended fiscal year 2007 with no debt and continue to have non-dilutive funding generated through our multiple collaborations. During our fiscal year 2007, our use of cash and our net loss were below our original expectations in part because our collaborators covered more of our expenses than we had anticipated and in part because some of the expenses we expected to incur were delayed. Our fiscal year 2008 guidance reflects costs related to the advancement of our novel anticancer compounds to later stages of development, and includes certain expenses we had expected to incur in fiscal year 2007 as well as costs and capital related to consolidating our three Cambridge facilities into a single location.”

Update on ImmunoGen Product Candidates

HuC242-DM4

ImmunoGen’s huC242-DM4 compound was created for the treatment of cancers that express CanAg. Tumors that can be CanAg positive include gastric, pancreatic, colorectal, and other gastrointestinal cancers. HuC242-DM4 comprises ImmunoGen’s CanAg-targeting antibody, huC242, and its DM4 cell-killing agent.

Findings from the huC242-DM4 Phase I study were reported at the 43rd American Society of Clinical Oncology (ASCO) annual meeting in June 2007. A Phase II study was initiated in July 2007 that evaluates the compound in the treatment of gastric (stomach) cancer. Gastric cancer currently has limited treatment options and is a leading cause of death on a global basis. It has been found to be highly sensitive to huC242-DM4 in preclinical testing.

•              ImmunoGen intends to report additional huC242-DM4 clinical findings during its 2008 fiscal year.

HuN901-DM1

ImmunoGen’s huN901-DM1 targets the CD56 antigen, which can be found on multiple myeloma and certain other hematological malignancies as well as on small-cell lung cancers (SCLC), and other cancers of neuroendocrine origin. The compound comprises ImmunoGen’s CD56-binding antibody, huN901, and its DM1 cell-killing agent.

Interim findings from ImmunoGen’s Study 001 were presented at the ASCO meeting in June 2007. Marked tumor shrinkage and also stable disease were reported in patients with relapsed SCLC or other CD56-expressing small-cell carcinoma. Objective responses, including a complete remission, were reported previously in the two other huN901-DM1 studies – the Study 002 Phase I trial in SCLC and other CD56-positive solid tumors and the Study 003 Phase I trial in multiple myeloma.

•                                          Study 003 is ImmunoGen’s highest priority huN901-DM1 trial. Patient enrollment and dose escalation continues in this study. An abstract of the findings to date in Study 003 is being submitted to the 2007 annual meeting of the American Society of Hematology (ASH).

•                                          ImmunoGen intends to assess development pathways for the compound in the treatment of CD56-positive solid tumors upon completion of Studies 001 and 002.

Update on Collaboration Product Candidates

Three compounds are in clinical testing through ImmunoGen’s collaborations with other companies – trastuzumab-DM1, in development by Genentech, and AVE9633 and AVE1642, in development by sanofi-aventis.

Trastuzumab-DM1 comprises Genentech’s HER2-binding antibody, trastuzumab, and ImmunoGen’s DM1 cell-killing agent, and is in development for the treatment of HER2-

positive metastatic breast cancer. Encouraging Phase I findings – including objective responses – were reported at the ASCO meeting in June 2007, and in July 2007 the compound advanced into Phase II testing. The study patients have HER2-expressing metastatic breast cancer that has progressed on a chemotherapy regimen that included Herceptin® (trastuzumab).

•                                          ImmunoGen earned a $5 million milestone in the first quarter of its 2008 fiscal year with the advancement of trastuzumab-DM1 into Phase II testing.

AVE9633 comprises ImmunoGen’s CD33-binding antibody, huMy9-6, and DM4 cell-killing agent, and is in development by sanofi-aventis for the treatment of acute myeloid leukemia.

•                                          ImmunoGen expects sanofi-aventis to submit an abstract with AVE9633 clinical findings to the 2007 ASH annual meeting.

•                                          Sanofi-aventis has initiated a Phase I study in the USA and Europe that evaluates the compound when administered thrice-weekly in a 28-day cycle.

AVE1642 is a naked (non-conjugated) antibody that binds to and blocks IGF-1R. It is in development by sanofi-aventis for the treatment of solid and liquid tumors.

Webcast Information

ImmunoGen is hosting an investment community meeting today that will be webcast. The meeting will include discussion of ImmunoGen’s fourth quarter and fiscal year 2007 financial results. The live webcast will begin at 8:30 am EDT and can be accessed through the Investor Information section on ImmunoGen’s website, www.immunogen.com. The meeting is expected to last approximately three hours. Following the live webcast, a replay will be available on this website through August 23, 2007.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. ImmunoGen’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4. Three anticancer compounds, two of which are TAP compounds, are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

This press release includes forward-looking statements based on management’s current expectations. The statements include, but are not limited to, the statements that ImmunoGen: expects to have the data needed to determine the next steps in the clinical development of its huN901-DM1 compound in the coming months; expects new clinical data to be reported with a number of TAP compounds over the next twelve months; expects an additional two to four TAP compounds to advance into clinical testing over the next twelve months; expects its net loss for its fiscal year 2008 to be between $30 and $33 million; expects its cash used in operations for its fiscal year 2008 to be between $30 and $33 million; expects its capital expenditures for its fiscal year 2008 to be between $8 and $9 million; intends to report additional huC242-DM4 clinical data during its fiscal year 2008; expects to submit an abstract of the findings to date in huN901-

DM1 Study 003 to the 2007 annual meeting of the American Society of Hematology (ASH); intends to assess development pathways for the compound in the treatment of CD56-positive solid tumors upon completion of huN901-DM1 Studies 001 and 002; and expects sanofi-aventis to submit an abstract with AVE9633 clinical findings to the 2007 ASH annual meeting. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

–financials follow–

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2007	2006
ASSETS

Cash and marketable securities	$59,700	$75,023
Other assets	20,721	19,105

Total assets	$80,421	$94,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,288	$10,723
Long-term portion of deferred revenue and other long-term liabilities	7,732	11,055
Stockholders’ equity	58,401	72,350

Total liabilities and stockholders’ equity	$80,421	$94,128

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Research and development support	$6,803	$5,675	$25,486	$21,849
License and milestone fees	1,254	1,340	7,585	7,151
Clinical materials reimbursement	477	1,354	5,141	3,088

Total revenues	8,534	8,369	38,212	32,088

Expenses:
Cost of clinical materials reimbursed	340	890	3,572	2,668
Research and development	10,688	12,441	45,837	40,908
General and administrative	2,818	2,580	11,029	9,898

Total operating expenses	13,846	15,911	60,438	53,474

Loss from operations	(5,312)	(7,542)	(22,226)	(21,386)

Other income, net	790	897	3,274	3,569

Loss before taxes	(4,522)	(6,645)	(18,952)	(17,817)

Income tax expense	7	—	35	17

Net loss	$(4,529)	$(6,645)	$(18,987)	$(17,834)

Net loss per common share, basic and diluted	$(0.11)	$(0.16)	$(0.45)	$(0.43)

Average common shares outstanding, basic and diluted	42,282	41,409	41,759	41,184